EXHIBIT 23.1

PINNACLE ACCOUNTANCY GROUP OF UTAH
A dba of HEATON AND COMPANY, PLLC
1438 N. Highway 89, Suite 120
Farmington, Utah 84025
_______________
(801) 447-9572     FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Health Care Organization, Inc.
Newport Beach, CA

We hereby consent to the incorporation by reference in Registration Statement No. 333-208777 on Form S-8 of Pacific Health Care Organization, Inc. of our report dated April 2, 2018 relating to our audit of the consolidated financial statements of Pacific Health Care Organization, Inc. and subsidiaries as of December 31, 2017, which report is included in the Annual Report on Form 10-K of Pacific Health Care Organization, Inc. for the year ended December 31, 2017.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group
Farmington, Utah
April 2, 2018